Exhibit 10.17

Independent contractor agreement - corporate

Date	of the agreement is the date specified in item 1 of the schedule

Parties

The party described in item 2 of the schedule (Company)

The party described in item 3 of the schedule (Parent Company)

The party described in item 4 of the schedule (Contractor)

Recitals

A	The Company agrees to appoint the Contractor to provide the Services and the Contractor agrees to the appointment on the terms and conditions set out in this agreement.

B	The Contractor will engage the Key Person to assist the Contractor to provide the Services.

C	The Parent Company is a party to this agreement for the purpose of guaranteeing the performance of the Company’s obligations under this agreement.

The parties agree

1	Definitions and interpretation

1.1	Definitions

In this agreement:

Claim includes a claim, action, proceeding, judgment, damage, loss, cost, expense or liability, however arising and whether present, unascertained, immediate, future or contingent.

Commencement Date means the date specified in item 6 of the schedule.

Company means the entity described in item 2 of the schedule.

Company Representative means the person named in item 14 of the schedule or as otherwise advised by the Company from time to time.

Confidential Information means:

(a)	any information whether or not in a material form that directly or indirectly relates to the business and/or products of the Company, the Group and/or their clients, customers and suppliers including information relating to any patents (actual or pending), trade secrets, formulas, designs, accounts, marketing plans, sales plans, models, prospects, research, management information systems, computer systems, processes and any data base, data surveys, clients, customers, suppliers, client lists, customer lists, specifications, drawings, records, reports, software or other documents, whether in writing or otherwise concerning the Company or the Group or any of their clients, customers or suppliers;

(b)	any other information or know how whether or not in a material form that relates to the business of the Company or the Group which the Contractor or any of its employees or personnel, including the Key Person, become aware of either before or after the date of this agreement, or generate in the course of, or in connection with, the carrying out of the Contractor’s obligations under this agreement; and

(c)	any information relating to the Company or the Group which is not in the public domain.

Contractor means the entity described in item 4 of the schedule.

Fees means the fees specified in item 7 of the schedule.

Group means:

(a)	the Company;

(b)	the Parent Company;

(c)	Related Bodies Corporate of the Company;

(d)	any entity that controls, is controlled by or is under common control with the Company; and

(e)	any other entity that is connected with the Company, or any other member of the Group, by a common directorship or by a common interest in an economic enterprise for example, a partner of another member of a joint venture.

Group Company means the Company and each Company which forms part of the Group.

GST has the meaning given to it by the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guaranteed Obligations means every obligation on the part of the Company (whether alone or not) which at any time arises under or in connection with this agreement including the payment or reimbursement of any costs, expenses, liabilities, losses or damages, but excluding any claim for entitlements contemplated in clause 20.3 and superannuation.

Intellectual Property Rights means:

(a)	any patent, registered and common law trade mark, trade name, business name, company name, domain name, copyright, registered or other design right, circuit layout right and any corresponding property right, together with any right to apply for the grant or registration of the same; and

(b)	any right in respect of an idea, invention, discovery, trade secret, improvement, technical information, specification, know how, data, algorithm, formula or Confidential Information.

Insolvency Event means, in relation to a body corporate, a liquidation or winding up, the appointment of a controller, administrator, receiver, manager or similar insolvency administrator to a party or any substantial part of its assets or the entering into a scheme or arrangement with creditors or, in relation to an individual, becoming bankrupt or entering into a scheme or arrangement with creditors, or in relation to a body corporate or an individual, the occurrence of any event that has a substantially similar effect to any of the above events.

Moral Rights means moral rights as defined in section 189 of Part IX of the Copyright Act 1968 (Cth) (namely the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship).

Invoice Period means the period specified at item 8 of the schedule.

Key Person means the individual described in item 5 of the schedule.

Payment Period means the period specified at item 9 of the schedule.

Related Bodies Corporate has the meaning given in the Corporations Act 2001 (Cth).

Restricted Period means:

(a)	12 months or,

(b)	9 months or,

(c)	6 months or,

(d)	3 months.

Services means the services specified in item 12 of the schedule and any other services as reasonably requested from time to time by the Company.

Superannuation Law means Superannuation Guarantee Charge Act 1992 (Cth) and the Superannuation Guarantee (Administration) Act 1992 (Cth) and/or any other acts, regulations or ordinances that govern the payment of superannuation contributions.

Tax Administration Act means the Taxation Administration Act 1953 (Cth) as amended.

Term means the term as specified in clause 3.

Works means any work product, including any concepts, ideas, designs, models, artwork, engravings, images, computer programs, data, information, processes, techniques, inventions, research results, documents or materials or parts, adaptations or drafts, in any form, resulting directly or indirectly from the Contractor providing the Services to the Company.

1.2	Interpretation

In this agreement, headings are inserted for convenience only and do not affect the interpretation of this agreement, and unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include the other genders;

(c)	if words or phrases are defined, their other grammatical forms have a corresponding meaning;

(d)	a reference to:

(i)	a person includes an individual, a partnership, a body corporate, a joint venture, an association (whether incorporated or not), a government and a government authority or agency;

(ii)	a party includes the party’s executors, legal personal representatives, successors, transferees and assigns;

(iii)	a part, clause, schedule or party is a reference to a part, clause or schedule of, or a party to, this agreement;

(iv)	a right includes a benefit, remedy, discretion, authority or power;

(v)	an obligation includes a warranty or representation and a reference to a failure to observe or perform an obligation includes a breach of a warranty or representation;

(vi)	this agreement includes the recitals and any schedules, annexures, exhibits or attachments to this agreement;

(vii)	‘$’ or dollars means Australian dollars and a reference to payment means payment in Australian dollars;

(viii)	writing includes any mode of representing or reproducing words in tangible and permanently visible form and includes facsimile transmissions;

(ix)	legislation includes any statutory modification or replacement and any subordinate or delegated legislation issued under that legislation; and

(x)	a law includes any statute, regulation, by law, scheme, determination, ordinance, rule or other statutory provision (whether Commonwealth, State or municipal);

(e)	a reference to an insolvency event includes:

(i)	in the case of an individual:

(A)	the committing of an act of bankruptcy in respect of the individual within the meaning of section 40 of the Bankruptcy Act 1966 (Cth);

(B)	the signing of an authority by the individual under Part X of the Bankruptcy Act 1966 (Cth); or

(C)	the making of a sequestration order in respect of the estate of the individual within the meaning of the Bankruptcy Act 1966 (Cth); or

(ii)	in the case of a corporation:

(A)	the appointment of a controller to the property of the corporation;

(B)	the appointment of an administrator in respect of the corporation;

(C)	the corporation failing to comply with a statutory demand within the period for compliance;

(D)	the making of a winding up order by a court in respect of the corporation;

(E)	the passing of a resolution for winding up under Part 5.5 of the Corporations Act 2001 (Cth); or

(F)	in respect of a Part 5.7 body, the commencement of a winding up under Part 5.7 of the Corporations Act 2001 (Cth) in respect of that body;

(f)	the meaning of general words is not limited by specific examples introduced by ‘including’ or ‘for example’, or similar expressions; and

(g)	no provision of this agreement will be interpreted against a party just because that party prepared that provision.

1.3	Representatives of Contractor

Despite anything else contained in this agreement:

(a)	where an obligation is imposed on the Contractor by or under this agreement to do, or not to do, any act or thing, the Contractor must ensure and procure the compliance with that obligation of the Key Person and any other of the Contractor’s employees and personnel who assist the Contractor in the provision of the Services to the Company; and

(b)	the Contractor must procure the execution by the Key Person and any other of the Contractor’s employees and personnel who assist in the provision of the Services to the Company, of a deed in the form set out in Annexure A.

2	Appointment of Contractor

The Company appoints and the Contractor accepts the appointment of the Contractor to provide the Services with assistance from the Key Person in accordance with the terms and conditions of this agreement.

3	Term

This agreement commences on the Commencement Date and will operate for the period specified in item 15 of the schedule unless terminated in accordance with clause 13.

4	Fees

(a)	In consideration of the provision of the Services, the Company must pay the Contractor the Fees.

(b)	The Company is only liable to pay the Fees to the Contractor for Services actually provided by the Contractor under this agreement to a standard acceptable to the Company.

(c)	The Fees are payable by the Company in the Payment Period on receipt of an invoice from the Contractor, to be forwarded at the end of each Invoice Period.

5	Expenses

The Contractor will be responsible for any expenses incurred by the Contractor or the Key Person in providing the Services to the Company, unless the Contractor or the Key Person, as the case may be, obtains approval from the Company prior to incurring a particular expense, and subject to the provision to the Company of a tax receipt for that expense. The Company may approve or refuse approval in its absolute discretion.

6	Appointment of the Key Person

(a)	The Contractor agrees to provide the Key Person to assist the Contractor to provide the Services.

(b)	The Contractor acknowledges that the Key Person is suitably qualified to assist the Contractor to provide the Services in a safe, thorough, workmanlike and competent manner and with all reasonable expedition and at a rate of progress satisfactory to the Company.

(c)	The Contractor agrees to obtain the written consent of the Company prior to providing any personnel other than the Key Person to assist the Contractor with providing the Services.

(d)	The Contractor must pay all costs relating to its employees and personnel, including the Key Person and any other person who assists the Contractor in the provision of the Services to the Company, including salaries, wages, bonuses, allowances, workers’ compensation premiums if applicable, superannuation guarantee contributions, fringe benefits, payments in respect of leave entitlements and any taxes in relation to them.

7	Obligations of Contractor

7.1	Duties

The Contractor must:

(a)	provide the Services, with assistance from the Key Person, in accordance with the terms of this agreement;

(b)	act efficiently, honestly and fairly at all times in relation to the Contractor’s provision of the Services under this agreement;

(c)	faithfully and diligently perform its obligations under this agreement;

(d)	provide the Services at the location specified in item 13 of the schedule or any other location as reasonably required by the Company from time to time;

(e)	provide any and all equipment necessary for the Contractor and/or the Key Person to provide the Services;

(f)	follow and comply with any directions provided by the Company Representative from time to time relating to the provision of the Services;

(g)	not act in any manner so as to bring the character or reputation of the Company, the Group or any of their officers or employees into disrepute;

(h)	notify the Company immediately of any difficulties encountered in relation to the Contractor’s provision of the Services;

(i)	not bind the Company in contract without the prior written approval of the Company Representative;

(j)	comply with all state and federal equal opportunity, affirmative action and anti-discrimination legislation;

(k)	comply with all of the Company’s internal policies, including its policies relating to discrimination and harassment and email and internet use, however these policies do not form part of this agreement; and

(l)	notify the Company as soon as possible if the Key Person or any of the Contractor’s employees or personnel who assist the Contractor in the provision of the Services to the Company are unable to provide that assistance due to poor health or for any other reason.

7.2	Business records

The Contractor must maintain proper business records with respect to the Key Person assisting the Contractor to provide the Services under this agreement and permit the Company to inspect such records during office hours on the Company giving reasonable written notice to the Contractor.

8	Obligations of the Company

(a)	The Company must provide all reasonable assistance to the Contractor and the Key Person to carry out the obligations of the Contractor under this agreement.

(b)	Subject to clause 8(c), where the Company requests or requires the Contractor to provide the Key Person to act as a director of the Company, the Company must indemnify, and the Parent Company must also indemnify, the Key Person acting as director or officer of the Company, or of a related body corporate of the Company against:

(i)	every liability incurred by the person in that capacity (except a liability for legal costs); and

(ii)	all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity,

(c)	Clause 8(b) does not apply to the extent that:

(i)	the Company or Parent Company is forbidden by the Corporations Act or other statute to indemnify the person against the liability or legal costs; or

(ii)	an indemnity by the Company or Parent Company of the person against the liability or legal costs would, if given, be made void by the Corporations Act or other statute.

9	Guarantee

(a)	The Parent Company unconditionally and irrevocably guarantees the due and punctual:

(i)	performance and observance by the Company of all Guaranteed Obligations; and

(ii)	payment by the Company of any money or any other award obligation(s) under an equity incentive or renumeration program but not any claim for entitlements contemplated in clause 20.3 and superannuation.

(b)	If the Company defaults on any Guaranteed Obligations or payments outlined in clause 9(a)and that default is not remedied within 30 days, the Parent Company will on demand made on it by the Contractor:

(i)	duly and punctually perform the Guaranteed Obligations; and

(ii)	duly and punctually pay to the Contractor any money.

(c)	The Contractor is not required to:

(i)	take any steps to enforce its rights under this agreement; or

(ii)	incur any expense or make any payment,

before enforcing its rights against the Parent Company under this agreement.

10	Warranties and Indemnities

10.1	Warranties

The Contractor warrants to the Company on the date of this agreement and on each day during the Term, that:

(a)	the Contractor will carry out the Services in a proper manner:

(i)	in compliance with all laws; and

(ii)	to the reasonable satisfaction of the Company;

(b)	if required by law, the Contractor maintains any insurance required under relevant legislation;

(c)	the Contractor will not infringe any third party’s intellectual property rights;

(d)	the Contractor will comply with all of its obligations under this agreement;

(e)	the Contractor is a genuine independent contractor for all purposes and acknowledges that the Company has relied on this representation in entering into this agreement;

(f)	the Contractor has capacity to enter into this agreement;

(g)	the Contractor is not subject to an Insolvency Event; and

(h)	on execution of this agreement, its obligations under this agreement will be valid, binding and enforceable.

11	Claims

11.1	Notice of Claim

The Contractor must immediately notify the Company on becoming aware of any Claim or potential Claim or circumstances which may lead to a Claim being made against the Contractor, the Key Person or the Company directly or indirectly related to the Services provided under this agreement.

11.2	Costs of Claims

The Contractor must reimburse to the Company any excess or deductible amount payable by the Company as a result of a client complaint or Claim against the Company and any costs, expenses, charges and fees (including legal fees) incurred by the Company in connection with the conduct of the Contractor, its employees or personnel (including the Key Person) and any other person who represents or acts on its behalf.

12	Insurance

12.1	Amount of insurance

The Contractor must take out and maintain appropriate insurance covering the Services provided.

12.2	Workers’ compensation insurance

The Contractor is required to maintain workers’ compensation insurance where required by law.

12.3	Evidence of insurances

The Contractor must provide the Company with satisfactory evidence of the insurances required under clause 12 when requested by the Company.

13	Termination

13.1	Company may terminate

The Company may immediately terminate this agreement at any time by written notice served on the Contractor if any one or more of the following occurs:

(a)	the Contractor, in the reasonable opinion of the Company:

(i)	commits a serious or material breach of its obligations under this agreement; or

(ii)	commits any other breach of its obligations under this agreement of which the Contractor is notified by the Company and which is not rectified by the Contractor within 14 days of notification of the breach by the Company;

(b)	the Contractor or the Key Person engages in any conduct which in the reasonable opinion of the Company:

(i)	may cause harm to or injure the reputation or standing of the Company or the Group or any of their authorised representatives;

(ii)	is prejudicial to the interests of the Company or the Group or any of their authorised representatives; or

(iii)	is unprofessional or unethical;

(c)	the Contractor (or the Key Person) ceases to hold lawful authority to attend or remain at any location where the Services are to be provided, including the location specified in item 13 of the schedule;

(d)	the Contractor becoming insolvent, under administration or an externally administered body corporate;

(e)	the Contractor attempting to assign or sub-contract any of its rights under this agreement or there is a change of control of the Contractor; or

(f)	the Contractor or the Key Person being convicted of an indictable offence.

13.2	Termination with notice

(a)	Either the Company or the Contractor may terminate this agreement by providing the written notice to the other specified in item 11 of the schedule.

(b)	The Company may elect to make payment in lieu of part or the whole period of notice in which case the amount payable to the Contractor will be the equivalent of the Fees the Contractor would likely have been paid for providing the Services during the relevant period based on an average of the Fees paid to the Contractor in the four weeks immediately preceding the termination.

13.3	Effect of termination

If this agreement is terminated, then in addition to any other rights or remedies provided by law:

(a)	each party is released from its obligations under this agreement, other than in relation to clause 15 (Confidentiality), clause 16 (Intellectual Property) and clause 17 (Restraint); and

(b)	each party retains any rights, entitlements or remedies it had against any other party in connection with any breach or Claim that has arisen before termination.

13.4	Liability

(a)	On termination all entitlements of the Contractor to the Fees under clause 4 will cease with the exception of any Fees owing at the date of termination.

(b)	Termination of this agreement will not affect, limit, reduce or bring to an end any liability of the Company or the Contractor to pay any amount that is or becomes due and payable to the other prior to termination.

(c)	The Company acknowledges and agrees that if the Company, any Group Company, or any employees or officers of the Company brings any claim or dispute against the Contractor or a Key Person, liability is limited to the Fees the Contractor is entitled to within the 45 days immediately before a written notice is issued under clause 26(b) of this agreement.

(d)	The Parent Company acknowledges and agrees that:

(i)	any breach by the Company extends to the Parent Company;

(ii)	the Parent Company is liable in the event the Company cannot meet its obligations under this agreement.

13.5	Acknowledgment

The Contractor acknowledges that the Company will not be liable in connection with any of the acts and/or omissions of the Contractor or the Key Person from the date of termination.

13.6	Deductions

On termination of this agreement, or at any other time, the Company reserves the right to deduct from the Fees any money which the Contractor may owe to the Company including:

(a)	any debts owing to the Company by the Contractor;

(b)	overpayments of the Fees;

(c)	the replacement value of any property of the Company not returned by the Contractor;

(d)	losses suffered by the Company as a result of the non-performance or breach of this agreement by the Contractor and/or its employees and personnel (including the Key Person); and

(e)	if the Contractor fails to provide the Company with the period of notice required under clause 13.2(a), the amount of the Fees the Contractor would likely have received for providing the Services during the non-completed part of the required notice period based on an average of the Fees paid to the Contractor in the four weeks immediately preceding the termination.

14	Conflict of interest

14.1	Declaration of conflict of interest

The Contractor warrants that no conflict of interest, restriction or impediment exists or is likely to arise that would prevent the Contractor from providing the Services or complying with their obligations under this agreement.

14.2	Other business activities during the Term

(a)	The Contractor operates an independent enterprise and the parties expressly agree that the Contractor may engage in business activities other than the provision of the Services to the Company during the Term, including that the Contractor may provide similar services to others subject to clauses 14.2(b) and 14.2(c).

(b)	The Contractor must ensure that the business activities in which the Contractor engages do not create, or are not perceived to create, a conflict of interest with the Company’s interests or the Services being provided to the Company under this agreement.

(c)	If the Contractor engages in business activities which he considers are, or may, create a conflict of interest with the Company’s interests or the Services provided to the Company under this agreement, the Contractor is required to notify the Company Representative immediately.

(d)	For the avoidance of doubt, nothing in this agreement precludes the Company from engaging any other person or entity to perform services similar to the Services, and the Company does and will obtain similar services from others.

15	Confidentiality

(a)	The Contractor must keep secret and must not at any time (whether during or after this agreement) use for the Contractor’s own or another’s advantage, or reveal to any person, any Confidential Information. The restrictions contained in this clause will not apply to any disclosure or use authorised by the Company or required by law or by this agreement.

(b)	The Contractor must require that each of its employees and personnel assisting the Contractor, including the Key Person, to provide the Services comply with the requirements of this clause.

(c)	The Contractor agrees that on the termination of this agreement (however occurring) the Contractor will immediately deliver to the Company all property belonging to the Company or the Group which may be in the possession of the Contractor or the employees or personnel of the Contractor (including the Key Person) including Confidential Information.

16	Intellectual property

(a)	The Company will own all Works and Intellectual Property Rights in the Works.

(b)	In particular, the Contractor:

(i)	unconditionally assigns to the Company all existing and future Intellectual Property Rights in the Works;

(ii)	acknowledges that by virtue of this clause, all existing Intellectual Property Rights in the Works vest in the Company on creation; and

(iii)	will execute all additional documentation that may be required by the Company from time to time to perfect that assignment of the Intellectual Property Rights.

(c)	Clause 16(a) does not affect the ownership of any Intellectual Property Rights owned by the Contractor in any existing material (if any) incorporated into or used to produce the Works, but the Contractor grants to the Company a permanent, royalty free, worldwide, non-exclusive licence to use, copy, modify, exploit and sub licence that pre-existing material.

(d)	The Contractor must not make any claim that the Contractor has any right, title or interest in the Intellectual Property Rights in the Works or to use those rights.

(e)	The Contractor warrants that:

(i)	the Contractor has the legal right to grant to the Company the assignment of Intellectual Property Rights in the Works under clause 16(b); and

(ii)	in undertaking the Contractor’s obligations under this agreement and delivering the Works, the Contractor:

(A)	will not breach any obligation owed to any person; and

(B)	will not infringe any Intellectual Property Rights of any person.

17	Moral rights

(a)	The Contractor gives consent for the Company to act in any way which may otherwise infringe the Contractor’s Moral Rights in the Works.

(b)	Without limiting the generality of clause 15(a), the Contractor consents to the Company failing to identify the Contractor as the author of the Works, falsely attributing authorship of any of the Works and/or subjecting the Works to derogatory treatment and, in particular:

(i)	not identifying the Contractor, whether by act or omission, as the author of the Works, including not allowing the inclusion of any watermark or imbedded mark in any of the Works which would identify the Contractor as the creator or contributor of the Works;

(ii)	not mentioning or acknowledging the Contractor’s authorship to the Works, any final or related or derivative products, programs or materials, including marketing and collateral material;

(iii)	not mentioning or acknowledging the Contractor’s authorship of the Works in any reproduction, adaptation, transmittal or publication; or

(iv)	amending the shape, configuration, design, appearance or any other feature of the Works, subjecting the Works to derogatory treatment or changing the purpose of use of the Works for any reason, including use of the design on the Internet or any other medium for promotional purposes.

(c)	The Contractor warrants that the Contractor will execute further documentation as may be required by the Company to perfect the consents and undertakings the Contractor has given to the Company regarding the Contractor’s Moral Rights.

(d)	The Contractor acknowledges that any consents which have been given in respect of the Contractor’s Moral Rights are given genuinely.

18	Restraint

(a)	After the termination of this agreement for the Restricted Period, the Contractor must not, directly or indirectly, do any of the following:

(i)	solicit, canvass, approach or accept any approach from any person who is, or was during the 12 months immediately preceding the termination of this agreement, a client, customer or supplier of the Company with whom the Contractor has or has had contact of a business related type, with a view to establishing a relationship with or obtaining the custom of that person in the capacity which is the same as or substantially similar to the relationship that person has or had with the Company; or

(ii)	solicit, canvass, induce or encourage any person who is an employee of the Company with whom the Contractor has or has had contact of a business related type to leave his or her employment.

(b)	The Contractor acknowledges that:

(i)	in providing the Services the Contractor will establish personal contacts and relationships with the Company’s customers, clients and suppliers and that these relationships form part of the goodwill of the Company and are of great value to the Company;

(ii)	the restraints contained in this clause are fair and reasonable in terms of their extent and duration, do not unreasonably restrict its right to carry on the Services or similar services to those provided by the Contractor to the Company, and go no further than what is necessary to protect the goodwill and interests of the Company; and

(iii)	the Company is relying on the acknowledgments in clauses 18(b)(i) and 18(b)(ii) in entering into this agreement.

(c)	Each restraint in this clause (resulting from any combination of the wording in clause 17 and the relevant definitions) constitutes a separate restraint that is severable from the other restraints. If any part of the restraint (including any associated definition) is judged to be void or unenforceable or illegal because it goes beyond what is reasonable to protect the interests of the Company or for any other reason, it will be read down so as to be valid and enforceable. If it cannot be so read down, the provisions (or where possible, the offending words) will be severed from this clause without affecting the validity or enforceability of the remaining provisions (or parts of those provisions) of this clause, which will continue to have full force and effect.

19	Costs and expenses

Each party must pay that party’s own costs and expenses in respect of:

(a)	the negotiation, preparation, execution and delivery of this agreement and of any documents entered into under or in respect of this agreement; and

(b)	the performance of that party’s obligations under this agreement.

20	Independent contractor status

20.1	Independent contractor

The Contractor, including the Key Person, warrants to the Company that they are a genuine independent contractor for all purposes and acknowledges that the Company has relied on this representation in entering into this agreement.

20.2	Nature of relationship

Nothing in this agreement will be construed as establishing the relationship of employer and employee between the Company and the Key Person nor as creating a partnership between the parties, but the relationship between the Company and the Key Person will at all times be that of principal and contractor and not otherwise. Should any provision of this agreement be inconsistent with this clause, this clause will prevail to the extent of any inconsistency.

20.3	No claim for employment entitlements

(a)	No principal, employee or personnel of the Contractor, including the Key Person, will be entitled to claim from the Company any form of leave including personal leave, annual leave, long service leave or any other form of leave, or any other employment-related entitlements such as termination pay, redundancy pay, entitlements under industrial instruments and statute or at common law.

(b)	In the event the Contractor claims or the Company becomes otherwise liable for the entitlements set out in clause 20.3(a), the Contractor indemnifies the Company on a full indemnity basis for such payments (including all costs, penalties, fines and fees in respect of such payments).

21	Health and safety

(a)	In carrying out the Services, it is the responsibility of the Contractor to ensure that:

(i)	it, the Key Person and any other employees or personnel of the Contractor who assist with the provision of the Services observe all relevant work health and safety laws;

(ii)	it, the Key Person and any other employees or personnel of the Contractor who assist with the provision of Services are aware of and comply with the health and safety policies and procedures of the Company; and

(iii)	the Key Person and any other employees or personnel of the Contractor who assist with the provision of Services will not consume or be under the influence of alcohol or any drug (except where legally available or prescribed medication).

(b)	Prior to the Commencement Date, the Contractor must:

(i)	inform the Company of any specific health problems, pre-existing disabilities or injuries of the Key Person or any other employees or personnel of the Contractor who assist with the provision of Services that may be directly or indirectly relevant to the Contractor providing the Services; and

(ii)	inform the Company of any duties the Key Person or any other employees or personnel of the Contractor who assist with the provision of Services are unable to perform that are directly or indirectly relevant to the Contractor providing the Services.

(c)	During the Term, the Contractor must immediately advise the Company if:

(i)	the working conditions are unsafe;

(ii)	the Contractor, the Key Person or any other employees or personnel of the Contractor sustains an injury while providing the Services; or

(iii)	the Contractor, the Key Person or any other employees or personnel of the Contractor develops any health problem, illness or injury which may restrict, impede or prevent the Contractor from performing the Services.

22	Workers’ Compensation

(a)	Where the Company is deemed to be the employer of the Key Person or any other employee or personnel of the Contractor for the purposes of applicable workers’ compensation legislation, the Company will provide workers’ compensation insurance.

(b)	Where the Company is not deemed to be the employer of the Key Person or any other employee or personnel of the Contractor for the purposes of applicable workers’ compensation legislation, the Contractor will be responsible for ensuring that the Contractor and each of the Contractor’s employees or personnel including the Key Person have adequate accident and sickness insurance and the Company will have no liability in this regard.

(c)	To assist the Company in determining whether it is required to provide workers’ compensation insurance for the Key Person or any other employee or personnel of the Contractor, the Company may request certain information from the Contractor and the Contractor must provide that information in a timely manner.

23	Superannuation

The Company will not pay superannuation on behalf of the Contractor or any employee or personnel of the Contractor including the Key Person, on the basis that they are not common law employees of the Company and are not deemed employees of the Company under the Superannuation Guarantee (Administration) Act 1992 (Cth). In the event the Company is required to pay superannuation for any employee or personnel of the Contractor including the Key Person, the Contractor indemnifies the Company against any superannuation payment.

24	GST

24.1	Interpretation

Words and expressions used in this clause 24 which are not defined in this agreement, but which are defined in the GST Act, have the meaning given to them in the GST Act.

24.2	Consideration does not include GST

The consideration for any supply made under or in connection with this agreement does not include an amount for GST, unless it is expressly stated in this agreement to be inclusive of GST.

24.3	Recovery of GST

To the extent that GST is or becomes payable on any supply made under or in connection with this agreement (not being a supply for which the consideration is expressly stated in this agreement to be inclusive of GST), the party required to provide the consideration for the supply must pay, in addition to and at the same time as the consideration is to be provided, an amount equal to the amount of GST on the supply.

24.4	Reimbursement or indemnity payments

Where a party is required under this agreement to pay, reimburse or indemnify another party for any loss, cost or expense, the amount to be reimbursed or indemnified will be the amount of the loss, cost or expense reduced by an amount equal to any input tax credit that the other party is entitled to claim for the loss, cost or expense and increased by the amount of any GST payable in accordance with clause 24.3.

24.5	Tax invoice

The Company need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

25	Notices

25.1	Giving of notice

A notice required or permitted to be given by one party to another under this agreement must be in writing and will be treated as being duly given and received if it is:

(a)	delivered personally to that other party;

(b)	left at that other party’s address;

(c)	sent by pre-paid mail to that other party’s address; or

(d)	transmitted by email to that other party.

25.2	Address for service

For the purposes of this clause, the address of a party is the address set out in item 10 of the schedule or another address of which that party may from time to time give notice to each other party.

26	Dispute resolution

(a)	Except where interim or urgent interlocutory relief is sought, prior to the commencement of any legal proceedings, whether in a court or by way of arbitration, the parties agree to use reasonable endeavours to resolve a dispute.

(b)	If a party considers that a dispute exists, then that party must give written notice to the other party that it considers a dispute exists specifying the dispute, including identifying any event, matter or omission that the party relies on as giving rise to the dispute.

(c)	The parties must meet within 28 days of the date of the notice given under clause 26(b) for the purpose of seeking to resolve the Dispute (Resolution Period).

(d)	If the dispute is not resolved during the Resolution Period, then any of the disputing parties may refer the dispute for determination by arbitration no later than five business days after the end of the Resolution Period.

(e)	Any dispute referred for arbitration under clause 26(d) must be conducted in accordance with the Institute of Arbitrators & Mediators of Australia Rules for the Conduct of Commercial Arbitrations and:

(i)	be conducted by an arbitrator agreed on by the disputing parties; or

(ii)	if the disputing parties are unable to agree on an arbitrator five business days of the date of the submission to arbitration under clause 26(d), be conducted by an arbitrator appointed by the then current president or acting president of the Institute of Arbitrators & Mediators Australia following a request from any of the disputing parties.

(f)	The parties agree that an award made by the arbitrator will, in the absence of manifest error, be binding on the parties.

(g)	The cost of any arbitrator will be shared equally between each of the disputing parties participating in the arbitration. Subject to any award of costs made by the arbitrator, the disputing parties will each bear their own costs of any arbitration.

(h)	Failure by a party to a dispute to comply with clause 26 may be pleaded in bar to the continuance of any proceeding initiated by that party until this clause has been complied with.

27	Further steps

Each party agrees to promptly do all things reasonably necessary or desirable to give full effect to this agreement and the transactions contemplated by it, including obtaining consents and signing documents.

28	No merger

On completion or termination of the transactions contemplated by this agreement, the rights and obligations of the parties set out in this agreement will not merge and any provision that has not been fulfilled remains in force.

29	Entire agreement

This agreement constitutes the entire agreement between the parties about its subject matter and supersedes all previous communications, representations, understandings or agreements between the parties on the subject matter.

30	Amendment

This agreement may only be amended or varied in writing signed by each party.

31	Waiver

31.1	No waiver

No failure to exercise or delay in exercising any right given by or under this agreement to a party constitutes a waiver and the party may still exercise that right in the future.

31.2	Waiver must be in writing

Waiver of any provision of this agreement or a right created under it must be in writing signed by the party giving the waiver and is only effective to the extent set out in that written waiver.

32	Severability

If any provision of this agreement is invalid or not enforceable in accordance with its terms in any jurisdiction, it is to be read down for the purposes of that jurisdiction, if possible, so as to be valid and enforceable and will otherwise be capable of being severed to the extent of the invalidity or unenforceability without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

33	Assignment

The Contractor must not, at law or in equity, assign, transfer or otherwise deal with any of its rights or obligations under this agreement without the prior written consent of the Company.

34	Counterparts

This agreement may be signed in any number of counterparts. All signed counterparts taken together constitute one agreement.

35	Governing law and jurisdiction

35.1	Governing law

This agreement is governed by the laws in force in the state specified in item 16 of the schedule.

35.2	Jurisdiction

The parties submit to the exclusive jurisdiction of courts of the state specified in item 16 of the schedule and the Federal Court of Australia and any courts that may hear appeals from those courts about any proceedings in connection with this agreement.

EXECUTED as an agreement.

Independent contractor agreement - corporate

Schedule

1	Date of agreement

14 October 2024

2	Details of the Company

SharonAI Pty Ltd ACN 645 215 194
of 303/44 Miller Street, North Sydney NSW 2006

3	Details of the Parent Company

SharonAI Inc or any subsequent parent company of SharonAI Pty Ltd.

4	Details of the Contractor

Broadfoot Group Pty Ltd ACN 632 357 638

of 29 Yarrabung Road, St Ives NSW 2075

5	Details of Key Person

Tim Broadfoot

Email: tim@broadfootgroup.com.au

Phone number: 0447097271

6	Commencement Date

1 July 2024

7	Fees

Fees payable by the Company will be on the basis of $111,500 exclusive of GST

8	Invoice Period

Monthly

9	Payment Period

Seven days

10	Address for service

Contact details as set out in items 2, 3 and 5 of this schedule

11	Notice

3 months

12	Services

CFO services and Provision of EA services to the CFO

13	Location and hours

13.1	Location

Sydney CBD / North Sydney / Remote or other such location as agreed

13.2	Hours

The Contractor will provide the Services 20 hours per week or other such times as agreed from time to time by the Contractor & the Company representative

14	Company representative

The Chairman of the Board or in there alternate the Chief Executive Officer

15	Term

Ongoing

16	Jurisdiction

New South Wales

Independent contractor agreement - corporate

Signing page

EXECUTED by SharonAI Pty Ltd ACN 645 215 194 in accordance with section 127 of the Corporations Act 2001 (Cth) by being signed by the following officers:

Signature of sole director and sole company secretary	Name of sole director and sole company secretary (please print)

EXECUTED by SHARONAI INC by its authorised signatory:

Signature of signatory

Name of signatory (please print)

EXECUTED by BROADFOOT GROUP PTY LTD ACN 632 357 638 in accordance with section 127 of the Corporations Act 2001 (Cth) by being signed by the following officers:

Signature of sole director and sole company secretary

Annexure A

Deed

Date

Parties

SharonAI Pty Ltd ACN ACN 645 215 194 of 303/44 Miller Street, North Sydney NSW 2006 (Company)

Timothy Broadfoot of 29 Yarrabung Road, St Ives NSW 2075 (Individual)

Recitals

A	The Individual is employed or engaged by Broadfoot Group Pty Ltd (Contractor).

B	The Contractor provides services (Services) to the Company under an agreement entered into by the Company and the Contractor dated 14 October 2024 (Independent Contractor Agreement).

C	As part of the Individual’s employment or engagement by the Contractor, the Individual assists the Contractor to provide the Services to the Company under the Independent Contractor Agreement.

D	Due to the Individual assisting the Contractor to provide the Services to the Company, the Individual owes certain obligations to the Company (Obligations).

E	The parties have agreed to set out their agreement as to the Obligations on the terms set out in this deed.

The parties agree

1	Definitions and interpretation

1.1	Definitions

In this deed:

Claim includes a claim, action, proceeding, judgment, damage, loss, cost, expense or liability, however arising and whether present, unascertained, immediate, future or contingent.

Confidential Information means:

(a)	any information whether or not in a material form that directly or indirectly relates to the business and/or products of the Company, the Group and/or their clients, customers and suppliers including information relating to any patents (actual or pending), trade secrets, formulas, designs, accounts, marketing plans, sales plans, models, prospects, research, management information systems, computer systems, processes and any data base, data surveys, clients, customers, suppliers, client lists, customer lists, specifications, drawings, records, reports, software or other documents, whether in writing or otherwise concerning the Company or the Group or any of their clients, customers or suppliers;

(b)	any other information or knowhow whether or not in a material form that relates to the business of the Company or the Group which the Individual becomes aware of either before or after the date of this deed, or generates in the course of, or in connection with assisting the Contractor to provide the Services to the Company; and

(c)	any information relating to the Company or the Group which is not in the public domain.

Group means:

(a)	the Company;

(b)	Related Bodies Corporate of the Company;

(c)	any entity that controls, is controlled by or is under common control with the Company; and

(d)	any other entity that is connected with the Company, or any other member of the Group, by a common directorship or by a common interest in an economic enterprise, for example, a partner of another member of a joint venture.

Intellectual Property Rights means:

(a)	any patent, registered and common law trade mark, trade name, business name, company name, domain name, copyright, registered or other design right, circuit layout right and any corresponding property right, together with any right to apply for the grant or registration of the same; and

(b)	any right in respect of an idea, invention, discovery, trade secret, improvement, technical information, specification, know how, data, algorithm, formula or Confidential Information.

Moral Rights means moral rights as defined in section 189 of Part IX of the Copyright Act 1968 (Cth) (namely the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship).

Related Bodies Corporate has the meaning defined in the Corporations Act 2001 (Cth).

Restricted Period means:

(a)	12 months or,

(b)	9 months or,

(c)	6 months or,

(d)	3 months.

Works means any work product, including any concepts, ideas, designs, models, artwork, engravings, images, computer programs, data, information, processes, techniques, inventions, research results, documents or materials or parts, adaptations or drafts, in any form, resulting directly or indirectly from the Individual assisting the Contractor to provide the Services to the Company.

1.2	Interpretation

In this deed, headings are inserted for convenience only and do not affect the interpretation of this deed, and unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include the other gender;

(c)	if words or phrases are defined, their other grammatical forms have a corresponding meaning;

(d)	a reference to:

(i)	a party includes the party’s executors, legal personal representatives, successors, transferees and assigns;

(ii)	a part, clause, schedule or party is a reference to a part, clause or schedule of, or a party to, this deed;

(iii)	a document, including this deed, is to the document or instrument as amended, varied, novated, supplemented or replaced from time to time;

(iv)	a person includes an individual, a partnership, a body corporate, a joint venture, an association (whether incorporated or not), a government and a government authority or agency;

(v)	this deed includes the recitals;

(vi)	‘$’ or dollars means Australian dollars and a reference to payment means payment in Australian dollars;

(vii)	legislation includes any statutory modification or replacement and any subordinate or delegated legislation issued under that legislation; and

(viii)	a law includes any statute, regulation, by law, scheme, determination, ordinance, rule or other statutory provision (whether Commonwealth, State or municipal);

(e)	if the day on or by which something must be done is not a business day, that thing must be done on the next business day;

(f)	the meaning of general words is not limited by specific examples introduced by ‘including’ or ‘for example’, or similar expressions; and

(g)	no provision of this deed will be interpreted against a party just because that party prepared that provision.

2	Conflict of interest

The Individual warrants that no conflict of interest, restriction or impediment exists or is likely to arise that would prevent the Individual from assisting the Contractor to provide the Services to the Company or complying with the Obligations.

3	Confidentiality

(a)	The Individual must keep secret and must not at any time (whether during or after the cessation of the Individual assisting the Contractor to provide the Services to the Company) use for the Individual’s own or another’s advantage, or reveal to any person, any Confidential Information. The restrictions contained in this clause will not apply to any disclosure or use authorised by the Company or required by law or by this deed.

(b)	The Individual agrees that on the cessation of the Individual assisting the Contractor to provide the Services to the Company, the Individual will immediately deliver to the Company all property belonging to the Company or the Group which may be in the possession of the Individual, including Confidential Information.

4	Intellectual property

(a)	The Company will own all Works and Intellectual Property Rights in the Works.

(b)	In particular, the Individual:

(i)	unconditionally assigns to the Company all existing and future Intellectual Property Rights in the Works;

(ii)	acknowledges that by virtue of this clause, all existing Intellectual Property Rights in the Works vest in the Company on creation; and

(iii)	will execute all additional documentation that may be required by the Company from time to time to perfect that assignment of the Intellectual Property Rights.

(c)	Clause 4(a) does not affect the ownership of any Intellectual Property Rights owned by the Individual in any existing material (if any) incorporated into or used to produce the Works, but the Individual grants to the Company a permanent, royalty free, worldwide, non-exclusive licence to use, copy, modify, exploit and sub licence any pre-existing material.

(d)	The Individual must not make any claim that the Individual has any right, title or interest in the Intellectual Property Rights in the Works or to use those rights.

(e)	The Individual warrants that:

(i)	the Individual has the legal right to grant to the Company the assignment of Intellectual Property Rights in the Works under clause 4(b); and

(ii)	in undertaking the Individual’s obligations under this deed and delivering the Works, the Individual:

(A)	will not breach any obligation owed to any person; and

(B)	will not infringe any Intellectual Property Rights of any person.

5	Moral Rights

(a)	The Individual gives consent for the Company to act in any way which may otherwise infringe the Individual’s Moral Rights in the Works.

(b)	Without limiting the generality of clause 5(a), the Individual consents to the Company failing to identify the Individual as the author of the Works, falsely attributing authorship of any of the Works and/or subjecting the Works to derogatory treatment and, in particular:

(i)	not identifying the Individual, whether by act or omission, as the author of the Works, including not allowing the inclusion of any watermark or imbedded mark in any of the Works which would identify the Individual as the creator or contributor of the Works;

(ii)	not mentioning or acknowledging the Individual’s authorship of the Works, in any final or related or derivative products, programs or materials, including marketing and collateral material;

(iii)	not mentioning or acknowledging the Individual’s authorship of the Works in any reproduction, adaptation, transmittal or publication; or

(iv)	amending the shape, configuration, design, appearance or any other feature of the Works, subjecting the Works to derogatory treatment or changing the purpose of use of the Works for any reason, including use of the design on the Internet or any other medium for promotional purposes.

(c)	The Individual warrants that the Individual will execute further documentation as may be required by the Company to perfect the consents and undertakings the Individual has given to the Company regarding the Individual’s Moral Rights.

(d)	The Individual acknowledges that any consents which have been given in respect of the Individual’s Moral Rights are given genuinely.

6	Restraint

(a)	After the cessation of the Individual assisting the Contractor to provide the Services to the Company, for the Restricted Period, the Individual must not, directly or indirectly, do any of the following:

(i)	solicit, canvass, approach or accept any approach from any person who is, or was during the 12 months immediately preceding the cessation of the Individual assisting the Contractor to provide the Services to the Company, a client, customer or supplier of the Company with whom the Individual has or has had contact of a business related type, with a view to establishing a relationship with or obtaining the custom of that person in the capacity which is the same as or substantially similar to the relationship that person has or had with the Company; or

(ii)	solicit, canvass, induce or encourage any person who is an employee of the Company with whom the Individual has or has had contact of a business related type to leave his or her employment.

(b)	The Individual acknowledges that:

(i)	in assisting the Contractor to provide the Services to the Company, the Individual will establish personal contacts and relationships with the Company’s customers, clients and suppliers and that these relationships form part of the goodwill of the Company and are of great value to the Company;

(ii)	the restraints contained in this clause are fair and reasonable in terms of their extent and duration, do not unreasonably restrict the Individual’s right to carry on services similar to the Services that the Individual assists the Contractor to provide to the Company, and go no further than what is necessary to protect the goodwill and interests of the Company; and

(iii)	the Company is relying on the acknowledgments in clauses 6(b)(i) and 6(b)(ii) in allowing the Individual to assist the Contractor to provide the Services to the Company.

(c)	Each restraint in this clause (resulting from any combination of the wording in clause 6 (and the relevant definitions) constitutes a separate restraint that is severable from the other restraints. If any part of the restraint (including any associated definition) is judged to be void or unenforceable or illegal because it goes beyond what is reasonable to protect the interests of the Company or for any other reason, it will be read down so as to be valid and enforceable. If it cannot be so read down, the provisions (or where possible, the offending words) will be severed from this clause without affecting the validity or enforceability of the remaining provisions (or parts of those provisions) of this clause, which will continue to have full force and effect.

7	Severability

If any provision of this deed is invalid or not enforceable in accordance with its terms in any jurisdiction, it is to be read down for the purposes of that jurisdiction, if possible, so as to be valid and enforceable and will otherwise be capable of being severed to the extent of the invalidity or unenforceability without affecting the remaining provisions of this deed or affecting the validity or enforceability of that provision in any other jurisdiction.

8	Costs

Each party must pay that party’s own costs and expenses in respect of:

(a)	the negotiation, preparation, execution and delivery of this deed and of any documents entered into under or in respect of this deed; and

(b)	the performance of that party’s obligations under this deed.

9	Entire agreement

This deed constitutes the entire agreement between the parties about its subject matter and supersedes all previous communications, representations, understandings or agreements between the parties on the subject matter.

10	Counterparts

This deed may be signed in any number of counterparts. All signed counterparts taken together constitute one deed.

11	Governing law and jurisdiction

11.1	Governing law

This deed is governed by the laws in force in the state specified in item 13 of the schedule of the Independent Contractor Agreement.

11.2	Jurisdiction of courts

The parties submit to the exclusive jurisdiction of the courts of the state specified in item 13 of the schedule of the Independent Contractor Agreement and the Federal Court of Australia and any courts that may hear appeals from those courts about any proceedings in connection with this deed.

EXECUTED as a deed.

Annexure A

Signing page

SIGNED SEALED AND DELIVERED by SharonAI Pty Ltd ACN 645 215 194 in accordance with section 127 of the Corporations Act 2001 (Cth) by being signed by the following officers:

Signature of director	Signature of director / company secretary

Name of director (please print)	Name of director / company secretary (please print)

SIGNED by TIM BROADFOOT in the presence of:

Signature of witness	Signature of Tim Broadfoot

Name of witness (please print)